NORTHUMBERLAND RESOURCES, INC.

SUSTAINABILITY, ENVIRONMENT, HEALTH AND SAFETY
COMMITTEE CHARTER

PURPOSE

A.      The main purpose of the Sustainability, Environment, Health and Safety Committee (the “Committee”) is to review and monitor the sustainable development, environmental, health and safety policies and activities of Northumberland Resources,Inc.(“Northumberland” or the “Company”) on behalf of the Board of Directors (the “Board”).

B.      The Committee may investigate any activity of the company that relates to sustainable development, community development, environment, health and safety.

C.      The Committee will have access to such officers and employees of the Company and to independent consultants and advisors, and to such information respecting the Company as it considers necessary in order to perform its duties and responsibilities.

COMPOSITION AND OPERATIONS

A.      The Committee shall consist of not fewer than two and not more than four directors, the majority of whom shall be independent directors.

B.      The Committee will meet at least two times per year.

C.      The Committee shall operate under the guidelines applicable to all Board committees.

DUTIES AND RESPONSIBILITIES

The Committee shall:

A.      Review and monitor the sustainability, environmental, safety and health policies and activities of the Company on behalf of the Board to ensure that the Company is in compliance with appropriate laws and legislation;

B.      Review monthly sustainability, environmental, health and safety reports;

C.      Review quarterly report by management on sustainable development, environmental, safety and health issues;

D.      Encourage, assist, support and counsel management in developing short and long term policies and standards to ensure that the principles set out in the sustainability, environmental, health and safety policies are being adhered to and achieved;

E.      Periodically review community, environmental, health and safety response compliance issues and incidents to determine, on behalf of the Board, that the Company is taking all necessary action in respect of those matters and that the Company has been duly diligent in carrying out its responsibilities and activities in that regard;

F.      Review results of operational community, environment, health and safety audits and management’s activities to maintain appropriate internal and external environmental and safety audits;

G.      Ensure that principle areas of community, environmental, health and safety and risk and impacts are identified and that sufficient resources are allocated to address these;

H.     Ensure that the Company’s directors are kept abreast of their duties and responsibilities related to the scope of this Committee;

I.      Make periodic visits, as individual members or as the Committee, to corporate locations in order to become familiar with the nature of the operations, and to review relevant objectives, procedures and performance with respect to sustainability, environment, health and safety; and

J.      Investigate, or cause to be investigated, any extraordinary negative sustainability, environment, health and safety performance where appropriate.

ACCOUNTABILITY

A.      The Committee Chair has the responsibility to make periodic reports to the Board, as requested, on sustainability, environmental, health and safety matters relative to the Company.

B.      The Committee shall report its discussions to the Board by maintaining minutes of its meetings and providing an oral report at the next Board meeting.